[GRAPHIC APPEARS HERE]

Exhibit 23.5

KPMG Auditores Independentes

Mail address	Office address	Central tel 55(11) 3067 3000
Caixa Postal 2467	R. Dr. Renato Paes de Barros, 3	Fax National (11) 3079.3752
01060-970 São Paulo SP	04530-904 São Paulo SP	International 55 (11) 3079. 915
Brasil	Brasil

Independent Auditors’ Consent

The Board of Directors

Bahia Sul Celulose S.A.

Sáo Paulo, Brazil

We consent to the use of our audit report dated February 6, 2001 included herein in this Registration Statement on Form F-4 of Vale Overseas Limited and Companhia Vale do Rio Doce, relating to the consolidated financial statements of Bahia Sul Celulose S.A. As of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000.

October 9th, 2003

KPMG Auditores Independentes